Exhibit 10.21A
Schedule of Named Executive Officers Party to
Change of Control Employment Agreement (BE4 and Higher Version)
(As of December 31, 2011)
Ralph W. Babb, Jr.
Elizabeth S. Acton
Curtis C. Farmer
J. Michael Fulton